Prospectus Supplement No. 3 Filed Pursuant to Rule 424(b)(3)
 to Prospectus dated July 12, 2017 Registration Statement File No. 333-218392
18,164,195 Units (each Unit contains 1/25th of a Share of Common Stock and 1 Common Warrant to purchase 1/25th of a Share of Common Stock) or
6,835,805 Pre-funded Units (each Pre-funded Unit contains 1 Pre-funded Warrant to Purchase 1/25th of a Share of Common Stock and 1 Common Warrant to purchase 1/25th of a Share of Common Stock)
(273,432 Shares of Common Stock Underlying the Pre-funded Warrants) and
(1,000,000 Shares of Common Stock Underlying the Common Warrants)
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This Prospectus Supplement No. 3 supplements and amends our prospectus dated July 12, 2017 (the "Prospectus"), relating to the public offering of 18,164,195 units (each unit consisting of one/twenty-fifth of a share of our common stock and one common warrant to purchase one/twenty-fifth of a share of our common stock) and 6,835,805 pre-funded units (each pre-funded unit consisting of one pre-funded warrant to purchase one/twenty-fifth of a share of our common stock and one common warrant to purchase one/twenty-fifth of a share of our common stock) sold to purchasers whose purchase of units would have otherwise resulted in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the purchase.  Each common warrant contained in a unit or pre-funded unit is exercisable for one/twenty-fifth of a share of common stock and has an exercise price of $10.625 per share.  The common warrants contained in the units are exercisable upon issuance and will expire five years from the date of issuance.  The Prospectus also relates to the shares of our common stock that are issuable from time to time upon exercise of the pre-funded warrants and the common warrants contained in the units and pre-funded units. The number of shares of common stock included in the units and the pre-funded units and shares of common stock underlying the warrants included in the units and the pre-funded units, and the exercise price of the common warrants contained therein have been adjusted to reflect the one for twenty-five reverse stock split we implemented on January 17, 2018.
On January 17, 2018, we filed with the Securities and Exchange Commission a Current Report on Form 8-K (the "Current Report") announcing the implementation of a reverse stock split.  The Current Report, as filed (but without the exhibits filed with the Current Report), is set forth below.  This Prospectus Supplement No. 3 is being filed to update, supplement and amend the information contained in the Prospectus with the information contained and incorporated by reference in the Current Report.

This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus.

Our common stock is quoted on the NASDAQ Capital Market under the trading symbol "OPGN."  The last sale price of our common stock on January 19, 2018, as reported by the NASDAQ Capital Market, was $3.85 per share.  The common warrants are not listed on the NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

Investing in our common stock involves risk.  Please read carefully the sections entitled "Risk Factors" beginning on page 13 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities described herein or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Prospectus Supplement No. 3 dated January 23, 2018

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_________________
FORM 8-K
_________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934
January 17, 2018
 Date of Report (date of earliest event reported)
_________________
OpGen, Inc.
(Exact name of Registrant as specified in its charter)
_________________
Delaware (State or other jurisdiction of incorporation or organization)	001-37367 (Commission File Number)	06-1614015 (I.R.S. Employer Identification Number)

708 Quince Orchard Road, Suite 205
Gaithersburg, MD 20878
(Address of principal executive offices)
(240) 813-1260
(Registrant's telephone number, including area code)
Not Applicable
 (Former name or former address, if changed since last report)
_________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [X]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [_]

Item 5.03   —  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
OpGen, Inc. (the "Company") filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on January 17, 2018 (the "Amendment").  The Amendment was filed to effectuate a reverse stock split of the Company's Common Stock, par value $0.01 per share.  Pursuant to the reverse stock split, at the effective time each twenty-five (25) shares of common stock issued and outstanding were combined into one (1) validly issued, fully paid and non-assessable share of common stock.  The par value per share remains the same.  The Amendment provides that no fractional shares will be issued; the Company shall pay in cash the fair value of such fractional shares upon the consummation of the reverse stock split.
In addition, the Amendment reduces the number of authorized shares of common stock from 200,000,000 to 50,000,000.
The reverse split ratio selected by the Board of Directors was selected pursuant to the authority granted to the Board of Directors by stockholders at the Special Meeting described below in Item 5.07.  The disclosure in Item 5.07 of this Form 8-K is incorporated by reference into this Item 5.03. A copy of the Amendment is attached hereto as Exhibit 3.1 and incorporated herein by reference.
Item 5.07   —  Submission of Matters to a Vote of Security Holders.
At a Special Meeting of Stockholders of the Company held on January 17, 2018, the total number of shares represented in person or by proxy was 45,578,904 of the 56,433,530 shares of Common Stock outstanding and entitled to vote at the Special Meeting as of the record date, December 6, 2017.
The Stockholders voted to approve and authorize the Board of Director's to effect a reverse stock split of Common Stock within a range of not less than two-to-one and not more than twenty-five-to-one shares of the common stock, in its discretion and, in connection with such reverse stock split, a corresponding amendment of the Company's Amended and Restated Certificate of Incorporation:
39,240,801 votes	FOR the resolution
5,647,691 votes	AGAINST the resolution
690,412 votes	ABSTAIN

Item 9.01   —  Fnancial Statements and Exhibits.
Exhibit No.	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of OpGen, Inc., filed with the Secretary of the State of Delaware on January 17, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
OpGen, Inc.

Date: January 17, 2018	By:	/s/ Timothy C. Dec
Timothy C. Dec Chief Financial Officer